SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of earliest event reported): JULY 31, 1996

                      LEXINGTON GLOBAL ASSET MANAGERS, INC.

State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization                                Identification No.)

DELAWARE                                                     22-3395036

LEXINGTON GLOBAL ASSET MANAGERS, INC.
PARK 80 WEST PLAZA TWO
SADDLE BROOK, NJ 07663

(201) 845-7300






Item 5.  Other Events

On July, 31, 1996, the registrant signed an agreement to sell four of its West Coast subsidiaries (Lexington Capital Management Associates, Inc., Lexington Plan Administrators, Inc., LCM Financial Services, Inc., and LCMI Insurance Services, Inc.). The subsidiaries are being sold to a company formed by the CEO of the subsidiaries and the U.S. unit of London Pacific Group Limited, Berkeley
(USA) Holdings Limited.

Exhibit No. 20  Other Documents or Statements to Security Holders.

Saddle Brook, NJ --- July 31, 1996 --- Lexington Global Asset Managers, Inc. (NASDAQ - LGAM) announced today that it has signed a definitive agreement to sell its full service broker/dealer, LCM Financial Services Inc., it's Gold River, California registered investment advisor, Lexington Capital Management Associates, Inc., its plan administration company, Lexington Plan Administrators, and LCMI Insurance Services. The four subsidiaries are being sold to a company formed by the CEO of the subsidiaries and the U.S. unit of
London Pacific Group Limited, Berkeley (USA) Holdings Limited. In the transaction, LGAM will receive $1.1 million in cash and the purchaser will assume $0.2 million in net liabilities of these companies.

According to Robert M. DeMichele, President and CEO of LGAM, "The transaction allows us to concentrate our efforts on asset management where Lexington Capital Management (LCM) is managing $336 million of assets for high net worth individuals, managed accounts, and for wrap programs of major brokerage firms and financial consultants. It represents an outstanding opportunity to direct all our efforts on building our asset management business."

As a result of this transaction, Lexington Management Corporation, LGAM's registered investment advisor subsidiary located in Saddle Brook, New Jersey, will own 100% of LCM. Through an operating agreement, Berkeley will provide administrative services for LCM's high net worth accounts, where assets will continue to be managed by Lexington. In addition, LCM will continue to have the right to market the services provided by the subsidiaries sold to London Pacific, while their personnel will continue to sell Lexington's asset management capabilities.

For LCM clients, there is no change in services provided. The same investment manager making the investment decisions from the Saddle Brook, New Jersey location prior to the transaction, will continue to do so on their behalf.

Lexington Global Asset Managers, Inc., through it's subsidiaries, offers a variety of asset management and related services to retail investors, financial advisors, and institutional clients. For more information please contact Richard
M. Hisey of Lexington Global Asset Managers, Inc. at (201) 845-7300.







         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEXINGTON GLOBAL ASSET MANAGERS, INC.

By:  /s/  Richard M. Hisey
- ------------------------------------------------
RICHARD M. HISEY
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

Date:   8-13-96